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Exhibit 8.1

[Arnall Golden Gregory LLP Letterhead]

April 30, 2010

Americold Realty Trust
10 Glenlake Parkway
South Tower, Suite 800
Atlanta, Georgia 30328

Ladies and Gentlemen:

        We have acted as special tax counsel to Americold Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-11 (file no. 333-163703) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on December 14, 2009, as amended through the date hereof (together with the documents incorporated by reference therein, the "Registration Statement"), relating to the initial offering of up to 49,450,000 of the Company's common shares of beneficial interest, par value $.01 per share (the "Common Shares").

        You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the "Officer's Certificate") and the conclusions set forth in the private letter rulings dated October 30, 1998 and March 24, 2004 issued by the Internal Revenue Service (the "IRS") to the Company.

        In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer's Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Based on such facts, assumptions and representations, it is our opinion that:

1.
The Company has qualified to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for each of the fiscal years commencing with the Company's fiscal year ending December 31, 1999, through its most recently completed fiscal year and the Company's present and contemplated organization, ownership, method of operation, assets and income, taking into account the consummation of the transactions described in the Registration Statement, will enable the Company under present law to continue to meet the requirements for qualification and taxation as a real estate investment trust, or a REIT, under the Code for the current fiscal year and future fiscal years; and

2.
The statements set forth in the Registration Statement under the caption "United States Federal Income Tax Considerations", insofar as they purport to describe the provisions of the laws and documents referred to therein, (a) fairly summarize the United States federal income tax considerations that are likely to be material to U.S. shareholders of our Common Shares; and (b) to the extent such statements purport to describe the application of such provisions to non-U.S. shareholders of our Common Shares, fairly summarize such provisions in all material respects.

        No opinion is expressed as to any matter not discussed herein.

        This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the IRS and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such changes may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer's Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company's continued qualification and taxation as a REIT depend upon the Company's ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Arnall Golden Gregory LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

        Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        This opinion letter is solely for the information and use of the addressee and the investors of the Common Shares. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the captions "United States Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Arnall Golden Gregory LLP

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  Exhibit 8.1